UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 24, 2005

TECO ENERGY, INC.

(Exact name of registrant as specified in its charter)

Florida	1-8180	59-2052286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer identification No.)

702 N. Franklin Street, Tampa, Florida 33602

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (813) 228-1111

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01: Other Events

On January 24, 2005, 95% in number and 90% in aggregate principal amount of the Union and Gila River project lenders entered into a Master Settlement and Restructuring Support Agreement (the “Master Settlement Agreement”) in which they agreed to vote their respective claims in favor of the pre-negotiated Joint Plan of Reorganization (the “Joint Plan”), which was previously identified as a possibility in the Company’s Current Report on Form 8-K dated December 6, 2004. The terms of the Joint Plan are substantially the same as the terms of the transaction that were previously announced in October, 2004, as part of the proposed consensual sale and transfer of the projects to the lending group. Because two members of the 40-member lending group failed to agree to the consensual transfer, on January 26, 2005, the Union and Gila River project entities filed Chapter 11 cases which included the Joint Plan in the U.S. Bankruptcy Court for the District of Arizona.

For the Joint Plan to be confirmed, it must be approved by an affirmative vote of creditors holding more than 50% in number of obligations and more than two-thirds of the dollar amount of such obligations in each impaired class. There are only two impaired classes of claims that are entitled to vote on the Joint Plan. Those classes are the project lenders, who hold secured claims, and holders of unsecured claims, which include the project lenders’ deficiency claims, the Company’s claim and a nominal amount of other claims. The Company also consented to the Joint Plan. First day motions are scheduled to be heard on January 27, 2005. The project entities are seeking approval of a schedule that contemplates consideration of confirmation of the Joint Plan in the March through May time frame.

In addition to the Master Settlement Agreement, 100% of the project lenders approved the Master Release Agreement (the “Release”) providing for release of all claims against the Company and the project entities, and vice versa, which is part of the Joint Plan. The Release becomes effective upon the transfer of the projects at such time as the Joint Plan is confirmed and the previously described payment by the Company of $30 million is made.

Also on January 24, 2005, the project entities received FERC approval of the transfer of the ownership to the bank lending group.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2005	TECO ENERGY, INC.
(Registrant)

/s/ G. L. GILLETTE
G. L. GILLETTE
Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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